Cutera, Inc. Announces New Board Members

Wednesday April 28, 1:45 pm ET

BRISBANE, Calif., April 28 /PRNewswire-FirstCall/ -- Cutera, Inc. (Nasdaq: CUTR - News), a leading manufacturer of laser and light-based aesthetic systems for practitioners worldwide, announced today the appointment of Jerry P. Widman and Timothy J. O’Shea to its Board of Directors. Mr. Widman and Mr. O’Shea, both independent directors, will be the sixth and seventh members of Cutera’s board. Cutera also announced the adoption of a revised code of ethics to make the procedure for reporting violations of the code, and investigating alleged violations, more specific. These revisions will further ensure that Cutera’s management and employees are held to the highest standards of ethical conduct.

Commenting on the announcement, Cutera President and Chief Executive Officer Kevin Connors said, “We are pleased to have Jerry and Tim join our board and are confident their expertise will enable them to add valuable insight during our board sessions. They each bring an excellent set of financial and analytical skills, combined with extensive experience in the medical device field.”

Mr. Widman previously served as the Chief Financial Officer of Ascension Health, a U.S. not-for-profit multi-hospital system. He is a member of the board of directors and the audit committee of ArthroCare, a publicly-traded medical device company, and the board of directors of United Surgical Partners International, a publicly-traded ambulatory surgery centers company, as well as several privately-held companies. Mr. Widman holds a B.A. in General Business from Case Western Reserve University, an M.B.A. from the University of Denver, a J.D. from Cleveland State University, and is a Certified Public Accountant.

Mr. O’Shea is the Corporate Vice President of Business Development for Boston Scientific Corporation. Since joining Boston Scientific in 1981, he has served in a variety of management positions, including business development, corporate project management, international and domestic marketing and sales. Mr. O’Shea currently serves as a board member or observer on behalf of Boston Scientific for several private and public companies. Mr. O’Shea holds a B.A. in history from the University of Detroit.

About Cutera, Inc.

Cutera(TM) designs, develops, manufactures and markets the CoolGlide® family of products for use in laser and other light-based aesthetic applications. The original CoolGlide CV(TM) provides permanent hair reduction on all skin types. The second generation CoolGlide Excel® incorporated features that added the capability to treat a variety of vascular lesions, which include facial telangiectasia, spider and reticular leg veins. The CoolGlide Vantage(TM) added non-ablative skin therapy to the range of applications offered by the system. The CoolGlide Xeo(TM) added the capability to treat pigmented lesions. The new Xeo SA(TM) offers a platform for next-generation, intelligent pulsed light treatment, with an upgrade path to the CoolGlide Xeo.